Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2019 Results
Announces Acquisition of Kingswood Center and Kingswood Crossing in Brooklyn, NY

NEW YORK, NY, February 12, 2020 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2019.

Financial Results(1)(2)

•
Generated net income of $3.5 million, or $0.03 per diluted share, for the quarter compared to net income of $7.3 million, or $0.06 per diluted share, for the fourth quarter of 2018 and $116.2 million, or $0.91 per diluted share, for the year ended December 31, 2019 compared to $117.0 million, or $0.92 per diluted share, for the year ended December 31, 2018.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $34.8 million, or $0.27 per share, for the quarter compared to $38.5 million, or $0.30 per share, for the fourth quarter of 2018 and $167.1 million, or $1.31 per share, for the year ended December 31, 2019 compared to $168.5 million, or $1.33 per share, for the year ended December 31, 2018.

•
Generated FFO as Adjusted of $36.3 million, or $0.29 per share, for the quarter compared to $40.7 million, or $0.32 per share, for the fourth quarter of 2018 and $147.4 million, or $1.16 per share, for the year ended December 31, 2019 compared to $165.4 million, or $1.31 per share, for the year ended December 31, 2018.

Operating Results(1)(3)

•
Reported a decline in same-property cash Net Operating Income ("NOI") including properties in redevelopment of 0.1% compared to the fourth quarter of 2018 and a decline of 0.5% compared to the year ended December 31, 2018.

•	Reported a decline in same-property cash NOI excluding properties in redevelopment of 1.7% compared to the fourth quarter of 2018 and of 1.8% compared to the year ended December 31, 2018.

•
Reported same-property portfolio occupancy of 93.4%, an increase of 20 basis points compared to September 30, 2019 and a decrease of 80 basis points compared to December 31, 2018, primarily due to anchor bankruptcies.

•	Reported consolidated portfolio occupancy of 92.9%, an increase of 30 basis points compared to September 30, 2019 and a decrease of 70 basis points compared to December 31, 2018.

•
Subsequent to the end of the quarter, the Company executed a 65,000 square feet ("sf") lease with ShopRite at Huntington Commons and a 56,000 sf lease with a national retailer at the Plaza at Woodbridge, which will add 80 basis points to consolidated occupancy.

•	The spread between leased and billed occupancy is currently 160 basis points, representing approximately $7.6 million of annual gross rent not yet commenced.

•
Executed 27 new leases, renewals and options totaling 268,000 sf during the quarter. Same-space leases totaled 260,000 sf and generated average rent spreads of 15.9% on a GAAP basis and 6.0% on a cash basis.

"We are pleased with our fourth quarter results and remain on target to meet the goals we outlined in our strategic plan at the Company's Investor Day in November 2019," said Jeff Olson, Chairman and Chief Executive Officer. "We are excited about the growth opportunities we expect to realize from the acquisitions we are announcing today combined with the leasing activity we are achieving on our anchor vacancies."

Acquisition and Disposition Activity
The Company purchased three assets with a total consideration of $38 million during the quarter. One asset is located in Revere, MA and two assets are adjacent to our existing property, Bergen Town Center. The acquisitions were executed via 1031 exchanges and funded using proceeds from dispositions.
The Company recently acquired Kingswood Center and Kingswood Crossing for $165 million. The properties are located along Kings Highway in the Midwood neighborhood of Brooklyn, NY. The Kingswood buildings encompass more than 335,000 sf including 106,000 sf of retail space anchored by leading retailers including TJ Maxx, Target, Marshalls and NY Sports Clubs and 133,000 sf of Class A office space anchored by Visiting Nurse Services and other medical tenants. The retail space is 100% occupied and the office space is 65% occupied. The properties include over 250 below grade parking spaces, across 98,000 sf, and the potential to add up to 60,000 sf of office or residential development. The office floorplates, ceiling heights, loading and parking are all best-in-class within the submarket, boasting features seldom found in Central Brooklyn.
Midwood is a densely populated section of Brooklyn with approximately one million people within three miles and strong local population growth. The properties are located less than one block from the Kings Highway subway station that services approximately six million riders per year.
The Kingswood transaction is consistent with the Company’s strategy of acquiring well-located, infill, transit-oriented assets that serve the surrounding community and have redevelopment potential. The Company plans to increase the value of these assets via lease up of existing vacancy, remerchandising where appropriate and maximizing the value of unused development rights.
The acquisitions will serve as 1031 exchanges for the Company’s recent disposition of non-core assets and allow for the deferral of capital gains resulting from those sales. As part of the acquisition, a $65.5 million mortgage was assumed which matures in 2028.
During 2019, the Company sold nine non-core properties for $127 million, and sold two additional properties in January 2020 for $29 million. The Company has one property under contract to sell for approximately $32 million, which is expected to close in the first half of 2020. The weighted average cap rate on properties sold or under contract to sell is approximately 7.4%.
Anchor Leasing
Since the end of the third quarter, the Company has executed three anchor leases with LA Fitness at Shops at Bruckner, ShopRite at Huntington Commons and a national retailer at the Plaza at Woodbridge. The Company has six anchor vacancies (>30,000 sf) remaining, including one which is being held for redevelopment. The Company is in active negotiations with grocers, discounters, entertainment concepts, home improvement stores and industrial users on the available spaces.
Development and Redevelopment
During the quarter, the Company commenced two new redevelopment projects with estimated gross costs of $24.8 million and completed the expansion of Aldi at Gun Hill Commons in the Bronx, NY.
The Company has $65.6 million of active redevelopment projects under way, which are expected to generate an 8% unleveraged yield. Approximately $29.9 million of that amount remains to be funded.

Balance Sheet Highlights at December 31, 2019(1)(4)(5)

•	Total market capitalization of approximately $4.0 billion comprised of 127.2 million fully-diluted common shares valued at $2.4 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 27%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 5.0x.

•	$485.1 million of cash and cash equivalents, including restricted cash.

•	$600 million line of credit maturing in 2024 with no amounts drawn.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended December 31, 2019.
(3) Refer to page 9 for a reconciliation of net income to Cash NOI and Same-Property Cash NOI for the quarter ended December 31, 2019.
(4) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter ended December 31, 2019.
(5) Net debt as of December 31, 2019 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $485.1 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

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FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses cash NOI margin, calculated as cash NOI divided by total revenue, which the Company believes is useful to investors for similar reasons.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 72 properties for the quarters ended December 31, 2019 and 2018 and 70 properties for the years ended December 31, 2019 and 2018. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2019, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property portfolio occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared totaling 72 properties for the quarters ended December 31, 2019 and 2018 and 70 properties for the years ended December 31, 2019 and 2018. Occupancy metrics presented for the Company's same-property portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 79 properties totaling 15.2 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; These factors include, among others, the impact of e-commerce; the loss of or bankruptcy of major tenants; general economic conditions and changes in the real estate market in particular; adverse economic conditions in the areas in which our properties are located; natural disasters; potentially higher costs related to our development, redevelopment and anchor repositioning projects, and our ability to lease these projects at projected rates; competition for acquisitions; the loss of key personnel; the availability of financing and changes in, and compliance with, tax law and REIT qualifications. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2018
ASSETS
Real estate, at cost:
Land	$515,621	$525,819
Buildings and improvements	2,197,076	2,156,113
Construction in progress	28,522	80,385
Furniture, fixtures and equipment	7,566	6,675
Total	2,748,785	2,768,992
Accumulated depreciation and amortization	(671,946)	(645,872)
Real estate, net	2,076,839	2,123,120
Operating lease right-of-use assets	81,768	—
Cash and cash equivalents	432,954	440,430
Restricted cash	52,182	17,092
Tenant and other receivables, net of allowance for doubtful accounts of $6,486 as of December 31, 2018	21,565	28,563
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $134 as of December 31, 2018	73,878	84,903
Identified intangible assets, net of accumulated amortization of $30,942 and $39,526, respectively	48,121	68,422
Deferred leasing costs, net of accumulated amortization of $16,560 and $16,826, respectively	21,474	21,277
Deferred financing costs, net of accumulated amortization of $3,765 and $2,764, respectively	3,877	2,219
Prepaid expenses and other assets	33,700	12,968
Total assets	$2,846,358	$2,798,994

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,546,195	$1,550,242
Operating lease liabilities	79,913	—
Accounts payable, accrued expenses and other liabilities	76,644	98,517
Identified intangible liabilities, net of accumulated amortization of $62,610 and $65,058, respectively	128,830	144,258
Total liabilities	1,831,582	1,793,017
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 121,370,125 and 114,345,565 shares issued and outstanding, respectively	1,213	1,143
Additional paid-in capital	1,019,149	956,420
Accumulated deficit	(52,546)	(52,857)
Noncontrolling interests:
Operating partnership	46,536	100,822
Consolidated subsidiaries	424	449
Total equity	1,014,776	1,005,977
Total liabilities and equity	$2,846,358	$2,798,994

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
REVENUE
Rental revenue	$94,840	$100,403	$384,405	$411,298
Management and development fees	960	405	1,900	1,469
Other income	127	115	1,344	1,393
Total revenue	95,927	100,923	387,649	414,160
EXPENSES
Depreciation and amortization	28,223	25,878	94,116	99,422
Real estate taxes	14,991	15,919	60,179	63,655
Property operating	18,510	16,364	64,062	78,360
General and administrative	9,277	9,405	38,220	34,984
Casualty and impairment loss, net	3,668	5,674	12,738	4,426
Lease expense	3,429	3,238	14,466	11,448
Total expenses	78,098	76,478	283,781	292,295
Gain on sale of real estate	413	—	68,632	52,625
Gain on sale of lease	—	—	1,849	—
Interest income	2,104	2,393	9,774	8,336
Interest and debt expense	(16,770)	(16,809)	(66,639)	(64,868)
Gain on extinguishment of debt	—	—	—	2,524
Income before income taxes	3,576	10,029	117,484	120,482
Income tax expense	(38)	(2,778)	(1,287)	(3,519)
Net income	3,538	7,251	116,197	116,963
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(164)	(727)	(6,699)	(11,768)
Consolidated subsidiaries	1	(11)	25	(45)
Net income attributable to common shareholders	$3,375	$6,513	$109,523	$105,150

Earnings per common share - Basic:	$0.03	$0.06	$0.91	$0.92
Earnings per common share - Diluted:	$0.03	$0.06	$0.91	$0.92
Weighted average shares outstanding - Basic	121,212	114,140	119,751	113,863
Weighted average shares outstanding - Diluted	121,307	114,314	119,896	114,051

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$3,538	$7,251	$116,197	$116,963
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(164)	(727)	(6,699)	(11,768)
Consolidated subsidiaries	1	(11)	25	(45)
Net income attributable to common shareholders	3,375	6,513	109,523	105,150
Adjustments:
Rental property depreciation and amortization	27,979	25,675	93,212	98,644
Gain on sale of real estate	(413)	—	(68,632)	(52,625)
Real estate impairment loss	3,668	5,574	26,321	5,574
Limited partnership interests in operating partnership	164	727	6,699	11,768
FFO Applicable to diluted common shareholders	34,773	38,489	167,123	168,511
FFO per diluted common share(1)	0.27	0.30	1.31	1.33
Adjustments to FFO:
Environmental remediation costs	1,357	—	1,357	584
Transaction, severance and other expenses	284	222	1,235	782
Tenant bankruptcy settlement income	(90)	(24)	(1,015)	(329)
Casualty gain, net(2)	—	(86)	(13,583)	(777)
Impact from tenant bankruptcies(3)	—	6	(7,366)	(5,075)
Gain on sale of lease(4)	—	—	(1,849)	—
Tax impact from Hurricane Maria	—	2,115	1,111	2,344
Executive transition costs	—	—	375	1,932
Gain on extinguishment of debt	—	—	—	(2,524)
FFO as Adjusted applicable to diluted common shareholders	$36,324	$40,722	$147,388	$165,448
FFO as Adjusted per diluted common share(1)	$0.29	$0.32	$1.16	$1.31

Weighted Average diluted common shares(1)	127,191	126,537	127,202	126,584
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter ended December 31, 2019 and December 31, 2018, respectively, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares. Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the year ended December 31, 2019 and December 31, 2018, respectively, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP units which may be redeemed for our common shares.
(2) Amount for the year ended December 31, 2019 reflects insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and tornado damage at our shopping center in Wilkes-Barre, PA.
(3) Amount for the year ended December 31, 2019 reflects a write-off of the below-market intangible liability connected with the rejection of our Kmart lease in Huntington, NY.
(4) Amount for the year ended December 31, 2019 reflects a gain on the sale of our ground lease in Tysons Corner, VA.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the quarters and years ended December 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$3,538	$7,251	$116,197	$116,963
Management and development fee income from non-owned properties	(960)	(405)	(1,900)	(1,469)
Other expense (income)	266	(27)	1,065	(146)
Depreciation and amortization	28,223	25,878	94,116	99,422
General and administrative expense	9,277	9,405	38,220	34,984
Casualty and impairment loss, net(1)	3,668	5,674	12,738	4,426
Gain on sale of real estate	(413)	—	(68,632)	(52,625)
Gain on sale of lease	—	—	(1,849)	—
Interest income	(2,104)	(2,393)	(9,774)	(8,336)
Interest and debt expense	16,770	16,809	66,639	64,868
Gain on extinguishment of debt	—	—	—	(2,524)
Income tax expense	38	2,778	1,287	3,519
Non-cash revenue and expenses	(866)	(3,522)	(13,819)	(32,117)
Cash NOI	57,437	61,448	234,288	226,965
Adjustments:
Non-same property cash NOI(2)	(4,877)	(6,635)	(34,137)	(38,731)
Tenant bankruptcy settlement income and lease termination income	(90)	(24)	(1,643)	(1,028)
Environmental remediation costs	1,357	—	1,357	584
Construction rental abatement	—	127	—	291
Lease termination payment	—	—	—	15,500
Natural disaster related operating (gain) loss	—	(132)	—	40
Same-property cash NOI	$53,827	$54,784	$199,865	$203,621
Cash NOI related to properties being redeveloped	2,838	1,954	23,049	20,431
Same-property cash NOI including properties in redevelopment	$56,665	$56,738	$222,914	$224,052
(1) The quarter ended December 31, 2019 reflects an impairment loss recognized at one property. The year ended December 31, 2019 reflects real estate impairment losses at four properties, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA. The quarter ended December 31, 2018 reflects impairment losses recognized at two properties and hurricane-related expenses. The year ended December 31, 2018 reflects these items, partially offset by insurance proceeds, net of casualty-related expenses.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2019	2018	2019	2018
Net income	$3,538	$7,251	$116,197	$116,963
Depreciation and amortization	28,223	25,878	94,116	99,422
Interest and debt expense	16,770	16,809	66,639	64,868
Income tax expense	38	2,778	1,287	3,519
Gain on sale of real estate	(413)	—	(68,632)	(52,625)
Real estate impairment loss	3,668	5,574	26,321	5,574
EBITDAre	51,824	58,290	235,928	237,721
Adjustments for Adjusted EBITDAre:
Environmental remediation costs	1,357	—	1,357	584
Transaction, severance and other expenses	284	222	1,235	782
Tenant bankruptcy settlement income	(90)	(24)	(1,015)	(329)
Casualty gain, net(1)	—	(86)	(13,583)	(777)
Impact from tenant bankruptcies(1)	—	6	(7,366)	(5,075)
Gain on sale of lease(1)	—	—	(1,849)	—
Executive transition costs	—	—	375	1,932
Gain on extinguishment of debt	—	—	—	(2,524)
Adjusted EBITDAre	$53,375	$58,408	$215,082	$232,314
(1) Refer to footnotes on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in these line items.